EXHIBIT 99.2



FOR IMMEDIATE RELEASE
Media Contact:                                              Investor Contact:
Eric McErlain                                                     Kevin Libby
PSINet Media Relations                              PSINet Investor Relations
(703) 726-1327                                                 (703) 726-1245
MCERLAINE@PSI.COM                                              LIBBYK@PSI.COM
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        PSINET TO DEFAULT ON 11-1/2% SENIOR NOTES AND EQUIPMENT PAYMENTS

Ashburn, Virginia - May 1, 2001 - PSINet Inc. (OTCBB:PSIX) today announced that it will default on a $20.1 million interest payment on its 11-1/2% Senior Notes due May 1, 2001, and will not make its May equipment lease and note payments, which total $16.6 million.

"Our company and its employees will continue to provide the outstanding service that our customers have come to expect from us," said Harry Hobbs, President and Chief Executive Officer of PSINet. "The actions announced today will help preserve cash while we pursue restructuring alternatives that assure the long-term viability of our assets and businesses, and address the requirements of our creditors."

On April 30, 2001, the Company announced the formation of a restructuring committee of the Board of Directors in order to more effectively facilitate a reorganization of the Company's business. At the same time, Mr. Hobbs was appointed Chief Executive Officer and a member of the Board, in addition to his title as President.

Interest payments of $31.5 million and 7.9 million euros are due on the Company's 10-1/2% Senior Notes on June 1, 2001. Equipment lease and note payments totaling $16.5 million are also due in June.

Headquartered in Ashburn, Virginia, PSINet is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas in 27 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, the doubt as to PSINet's ability to continue as a going concern, risks associated with efforts to restructure the obligations of PSINet and PSINet Consulting Solutions, risks associated with proceedings likely to be commenced by or against PSINet or one or more of its subsidiaries under the federal bankruptcy code, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, and other factors that are discussed in the Company's Form 10-K and other documents periodically filed with the SEC.